Filed Pursuant to
                                                                Rule 424(b)(3)
                                                            File No. 333-37635

                         PRICING SUPPLEMENT NO. 32 DATED
                         DECEMBER 2, 1998 TO PROSPECTUS
                       DATED JULY 31, 1998 AND PROSPECTUS
                         SUPPLEMENT DATED JULY 31, 1998

                           BOEING CAPITAL CORPORATION

                           Series X Medium-Term Notes
                   Due Nine Months or More From Date of Issue

         Except as set forth herein, the Series X Medium-Term Notes offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated July 31, 1998, as amended and supplemented by the Prospectus Supplement dated July 31, 1998 (the "Prospectus").

Aggregate Principal Amount:$15,000,000

Original Issue Date
 (Settlement Date):        December 7, 1998

Stated Maturity Date:      April 30, 2001

Interest Rate:             5.75%

Interest Payment Dates:    March 15 and September 15, commencing March 15, 1999

Type of Notes Issued:      [X] Senior Notes          [X] Fixed Rate Notes
                           [ ] Subordinated Notes    [ ] Floating Rate Notes

Optional Redemption:       [ ] Yes
                           [X] No

Form of Notes Issued:      [X] Book-Entry Notes
                           [ ] Certificated Notes

CUSIP Number:              09700WBS1


                              PURCHASE AS PRINCIPAL

        This Pricing Supplement relates to $15,000,000 aggregate principal amount of Notes that are being purchased, as principal, of which $10,000,000 is being purchased by Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and of which $5,000,000 is being purchased by Morgan Stanley & Co.
Incorporated ("Morgan Stanley") (collectively, the "Agents") for resale to investors at varying prices related to prevailing market prices and conditions at the time or times of resale as determined by Merrill Lynch and Morgan Stanley. Net proceeds payable by Merrill Lynch and Morgan Stanley to Boeing Capital Corporation (the "Company") will be 99.750% of the aggregate principal amount of the Notes, or $14,962,500 before deduction of expenses payable by the Company. In connection with the sale of the Notes, Merrill Lynch and Morgan Stanley may be deemed to have received compensation from the Company in the form of underwriting discounts in the aggregate amount of .250% or $37,500.